Exhibit 99.1

ARROW ELECTRONICS, INC. 9201 E. DRY CREEK ROAD CENTENNIAL, CO 80112 303-824-4000	NEWS

Arrow Electronics Announces Fabian Garcia as a New Director to Its Board

FOR IMMEDIATE RELEASE

CENTENNIAL, Colo. – June 2, 2021 -- Arrow Electronics, Inc. (NYSE:ARW) announced that Fabian Garcia, president, Unilever North America, and a member of the Unilever Leadership Executive Team, has joined the company's board of directors. The addition of Mr. Garcia and the retirement of M.F. (Fran) Keeth leaves the total number of directors on the board at 11.

“I look forward to Fabian’s insights and counsel as a member of our board. He brings valuable executive leadership experience and a proven track record of guiding innovation on a global scale,” said Michael J. Long, chairman, president, and chief executive officer of Arrow Electronics. “Fabian’s list of accomplishments and growth-oriented mindset have been enhanced by fostering sustainable business practices and inclusive corporate cultures.”

Prior to joining Unilever, Mr. Garcia was president and chief executive officer of Revlon Inc. from 2016 to 2018, where he led the company’s transformation into a digitally competitive enterprise while integrating a transformative acquisition and restoring health to iconic consumer brands. Previously, Mr. Garcia served in roles of increasing responsibility spanning marketing, customer development, global supply chain, and business services at Colgate-Palmolive Company. His tenure culminated in his position of chief operating officer responsible for global innovation and growth.

“I would like to thank Fran for her more than 16 years of valuable contributions as a member of our board and wish her well in her retirement,” added Mr. Long.

Arrow Electronics guides innovation forward for over 180,000 leading technology manufacturers and service providers. With 2020 sales of $29 billion, Arrow develops technology solutions that improve business and daily life. Learn more at fiveyearsout.com.

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Contact:	Steven O’Brien

Vice President, Investor Relations

303-824-4544

Media Contact:	John Hourigan

Vice President, Global Communications

303-824-4586